EXHIBIT 10.1

DIRECTOR SERVICES AGREEMENT

THIS AGREEMENT is dated for reference December 6, 2005 (the "Effective Date").

BETWEEN:

BULLDOG TECHNOLOGIES INC., a body corporate with offices at 301 – 11120 Horseshoe Way, Richmond, British Columbia, Canada V7A 5H7

(the “Company”)

AND:

SCOTT H. SMITH, an individual with an address at 10421 Shelter Grove, Eden Prairie, Minnesota, USA 55347

(the “Director”)

WHEREAS:

A.           The Director has been appointed as a director of the Company effective November 30, 2005; and

B.           The Company wishes to grant to the Director stock options to acquire shares of the Company's common stock.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE 1

DIRECTOR'S AGREEMENTS

1.1         Expense Statements. The Director may incur expenses in the name of the Company as agreed in advance in writing by the Company, such expenses to relate solely to the carrying out of the Director’s duties as a member of the board of directors of the Company. The Director will immediately forward all invoices for expenses incurred on behalf of and in the name of the Company and the Company agrees to pay said invoices directly on a timely basis. Any expenses of $250 or greater incurred by the Director in connection with the carrying out of the Director’s duties as a member of the board of directors of the Company must be pre-approved by the Company in writing.

ARTICLE 2

COMPANY'S AGREEMENTS

2.1         Stock Options. As compensation for the carrying out of the Director’s duties as a member of the board of directors of the Company pursuant to this Agreement, the Company agrees to grant to the Director stock options (the "Options") to acquire an aggregate of 100,000 shares of the Company’s common stock, which Options shall vest as to 1/12 of the Options every month commencing on the Effective Date. The Director agrees that he will have to execute all necessary documents before the Company will issue the Options, including a Subscription and Stock Option Agreement.

2.2         Director’s Acknowledgements. The Director acknowledges that the Options and the shares of common stock underlying the Options will not be registered under the United States Securities Act of 1933 (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. persons, except pursuant to an effective registration statement under the 1933 Act, pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and only in accordance with all applicable securities laws.

ARTICLE 3

DURATION, TERMINATION AND DEFAULT

3.1         Duties Upon Termination. Upon termination of this Agreement, the Director shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and
(b)

all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that the Director shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

ARTICLE 4

CONFIDENTIALITY AND NON-SOLICITATION

4.1         Maintenance of Confidential Information. The Director acknowledges that in the course of his appointment hereunder the Director will, either directly or indirectly, have access to and be entrusted with the Confidential Information. For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all Intellectual Property Rights (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable, related to the business of the Company and not previously known by the Director in connection with the business of Alpha Cargo Technology, LLC. The Director acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Director covenants and agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Director, the Director will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.2         Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;
(b)	becomes part of the public domain through no fault of the Director;
(c)	is already in the lawful possession of the Director at the time of receipt of the Confidential Information; or
(d)

is compelled by applicable law to be disclosed, provided that the Director gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3         Intellectual Property Rights. The Director acknowledges the great value of the Products (including any modifications thereto) and of the goodwill associated therewith and agrees that all proprietary and intellectual property rights, including all copyrights, registered and unregistered trade-marks, trade secrets and patentable inventions, relating to the Products and the goodwill pertaining thereto (collectively, the “Intellectual Property Rights”) belong to the Company and further agrees that ownership of the Products and the Intellectual Property Rights therein will be held in the name of the Company. For the purposes of this Agreement, “Products” shall include the Bulldog Online Security Systems, including, without limitation, the Yard BOSS, the Road BOSS External, the Road BOSS External II, the Road BOSS Internal, the Road BOSS Internal II, the Tanker BOSS, the BOSS Tracker AVL and security monitoring application, the Mini BOSS System and the Zigbee RFID / sensor monitoring tags. The Director acknowledges that any modifications to the Products are derivative works of the Products and agrees that title to all Intellectual Property Rights in any such derivative works will remain with the Company.

4.4	Use Of Intellectual Property. In connection with the Intellectual Property Rights:
(a)	the Director will assist and co-operate with the Company to the extent requested by the Company in the protection of the Intellectual Property Rights, including the execution of any document to confirm the Company's title to and interest in the Products;

(b)

the Director will take no steps either directly or indirectly to claim or dispute ownership or the enforceability or validity of the Intellectual Property Rights or the right of the Company to grant the rights herein;

(c)	the Director will not copy, adapt, alter, reverse engineer or disassemble by any means the Products, except as approved in writing by the Company; and
(d)

nothing in this Agreement will be deemed in any way to constitute any transfer or assignment by the Company of the Intellectual Property Rights to the Director or give the Director any right, title or interest in or to the Intellectual Property Rights.

4.5         Non-Solicitation. The Director covenants and agrees with the Company that during the term hereof and for a period of twelve (12) months thereafter, the Director will not initiate contact with any employee of the Company for the purpose of offering him or her employment with any person other than the Company.

4.6         Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Director of any of the provisions contained in this Article 4 will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Director agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.7         Reasonable Restrictions. The Director agrees that all restrictions in this Article 4 are reasonable and valid.

ARTICLE 5

INFORMATION PROVIDED BY DIRECTOR

5.1         Information Provided. The Director represents and warrants as to any information in any form which the Director may provide to the Company that (i) the Director has the lawful right to provide such information to the Company without breach of any law, regulation, contract obligation or duty of employment and that the Company may receive and use such information without incurring any liability or obligation to any other person or entity, and (ii) that any information provided to the Company which may have been obtained directly by the Director or from any other person or entity was obtained without violation of any law, regulation, contract obligation, proprietary right or duty of employment. The Director shall indemnify, defend and hold harmless the Company (including its employees, officers and directors) from any damages and claims arising out of or related to any breach by the Director of such representations and warranties.

ARTICLE 6

MISCELLANEOUS

6.1         Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Bulldog Technologies Inc.

301 – 11120 Horseshoe Way

Richmond, British Columbia

Canada V7A 5H7

Attention:	President

Facsimile:	604.271.8654
(b)	and in the case of the Director, to the Director’s last residence address known to the Company.

6.2         Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

6.3         Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Director by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

6.4         Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

6.5         Indemnity and Insurance. The Company shall indemnify, defend and hold harmless the Director from any damages and claims arising out of or related to the performance of the Directors duties and obligations under this Director Services Agreement, provided that the Director has acted honestly and in good faith with a view to the best interests of the Company, has not been negligent and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Director has reasonable grounds for believing that their conduct was lawful. The Company shall use reasonable efforts to keep and maintain at all times directors and officers liability insurance with limits of at least U.S.$5,000,000, which insurance will include coverage for the Director.

6.6         Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

6.7         Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

6.8         Assignment. Except as herein expressly provided, the respective rights and obligations of the Director and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Director and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.9         Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

6.10       Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.11       Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

6.12	Time. Time shall be of the essence of this Agreement.

6.13       Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the Province of British Columbia.

6.14	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Director and the personal legal representatives of the Director.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BULLDOG TECHNOLOGIES INC.

Per:	/s/ John Cockburn
Authorized Signatory
Name:	John Cockburn
Title:	President and Chief Executive Officer

EXECUTED by SCOTT H. SMITH in the presence of: /s/ Suzanne Mary Muir Signature Suzanne Mary Muir Print Name 11455 Viking Drive Address Eden Prairie, MN 55344 Personal Banker Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Scott Smith SCOTT H. SMITH